Exhibit (n)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2019 with respect to the consolidated financial statements, financial highlights, Schedule 12-14, and internal control over financial reporting of Main Street Capital Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2018, which are included in this Registration Statement and Supplement. We consent to the use of the aforementioned reports in this Registration Statement and Supplement and to the use of our name as it appears under the caption “Selected Financial Data.”

/s/ GRANT THORNTON LLP

Houston, Texas
March 1, 2019